SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HOPFED BANCORP, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

April 17, 2017

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of HopFed Bancorp, Inc. (the “Company”) to be held at the Heritage Bank USA, Inc., 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 17, 2017, at 3:00 p.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

As an integral part of the Annual Meeting, we will report on the operations of the Company. Directors and officers of the Company as well as representatives of Carr, Riggs & Ingram, LLC, the Company’s independent registered public accounting firm, will be present to respond to any questions that our stockholders may have. Detailed information concerning our activities and operating performance is contained in our Annual Report which also is enclosed.

The Board of Directors welcomes and appreciates the interest of all our stockholders in the Company’s affairs and encourages those entitled to vote at the Annual Meeting to take the time to do so. We hope you will attend the Annual Meeting. Whether or not you expect to be present, please vote your shares by signing, dating, and promptly returning the enclosed proxy card in the accompanying post-paid envelope, by telephone using the toll-free telephone number printed on the proxy card, or by voting on the Internet using the instructions printed on the proxy card. This will assure that your shares are represented at the Annual Meeting.

Even though you execute this proxy, vote by telephone or vote via the Internet, you may revoke your proxy at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated proxy (either in writing, telephonically or via the Internet), or by voting in person at the Annual Meeting. If you attend the Annual Meeting, you will be able to vote in person if you wish to do so, even if you have previously returned your proxy card, voted by telephone or via the Internet.

Your vote is important to us. We appreciate your prompt attention to this matter and your continued support of and interest in the Company.

Sincerely,

John E. Peck
President and Chief Executive Officer

HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

(270) 885-1171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 17, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of HopFed Bancorp, Inc. (the “Company”) will be held at Heritage Bank USA, Inc., 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 17, 2017, at 3:00 p.m., local time.

The Annual Meeting is for the following purposes, which are more completely described in the accompanying Proxy Statement:

1.	The election of three directors of the Company;

2.	Ratification of appointment of Carr, Riggs & Ingram, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	An advisory, non-binding proposal resolution with respect to the Named Executive Officer compensation as described in the Proxy Statement; and

4.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting or any adjournments thereof. Stockholders of record at the close of business on March 31, 2017, are the stockholders entitled to vote at the Annual Meeting and any adjournment thereof.

You are requested to fill in and sign the enclosed proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

MICHAEL L. WOOLFOLK
SECRETARY

Hopkinsville, Kentucky

April 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the

2017 Annual Meeting of Stockholders to be held on May 17, 2017

This Notice and Proxy Statement, the Company’s 2016 Annual Report to Stockholders and the Company’s

2016 Annual Report on Form 10-K are available electronically at

www.bankwithheritage.com

Whether or not you expect to attend the Annual Meeting, please vote by Internet or telephone, or complete the enclosed proxy and return promptly in the postage-paid envelope provided. If you vote by Internet or telephone, use the instructions on the enclosed proxy card. If you attend the Annual Meeting, you may vote either in person or by proxy. Any proxy previously executed may be revoked by you in writing or in person at any time prior to its exercise.

PROXY STATEMENT

HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

(270) 885-1171

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

May 17, 2017

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HopFed Bancorp, Inc. (the “Company”) for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Heritage Bank USA, Inc. (“Heritage Bank”), 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 17, 2017, at 3:00 p.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement, together with the enclosed form of proxy, are first being mailed to stockholders on or about April 17, 2017.

VOTING AND REVOCATION OF PROXIES

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Properly executed but unmarked proxies will be voted FOR the election of three nominated directors (Proposal I), FOR ratification of the appointment of Carr, Riggs & Ingram, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal II), and FOR a non-binding resolution to approve the compensation of the Named Executive Officers (Proposal III).

If any other matters are properly brought before the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxies will vote the shares represented thereby on such matters as determined by a majority of the Board of Directors. The proxies solicited by the Board of Directors confer discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting, and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company in accordance with the Certificate of Incorporation and Bylaws. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted (“broker non-votes”) will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

A broker “non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have discretionary authority to vote and has not received specific instructions from you. Under the rules of the New York Stock Exchange, if your broker holds shares in your name and delivers this proxy statement to you, the broker generally has authority to vote shares on “routine” matters. Proposal I and Proposal III are matters we believe will be considered “non-routine”; the broker is not entitled to vote your shares without instructions. Proposal II is considered “routine”, and the broker may vote your shares without instructions.

Your proxy will be voted in the manner you specify if you vote properly and timely by the Internet or telephone or if you complete and return the enclosed proxy card. You may revoke your proxy by notifying our Secretary in writing, by delivering a properly executed proxy of later date (either in writing, telephonically, or via the Internet) to the Secretary at or before the Annual Meeting, or by voting in person at the Annual Meeting. The presence of a stockholder at the Annual Meeting alone will not revoke such stockholder’s proxy.

Important Notice Regarding Availability of Proxy Materials:

The Notice and Proxy Statement, 2016 Annual Report to Stockholders and 2016 Annual Report on

Form 10-K are available electronically at the investor relations section of

www.bankwithheritage.com

VOTING INSTRUCTIONS

If you are a holder of record of the Company’s common stock, you may vote in person at the Annual Meeting. We will give you a ballot at the Annual Meeting.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you may vote by proxy using the enclosed proxy card, vote by proxy on the Internet, or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

•

To vote by proxy using the enclosed proxy card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided;

•

Stockholders of record may vote by proxy on the Internet, at www.envisionreports.com/hfbc to complete an electronic proxy card. Shares held in street name may vote at www.edocumentview.com/hfbc. You will need the 15-digit Control Number included on your proxy card.

•

To vote by proxy over the telephone, dial 1-800-652-VOTE (8683) (the toll-free phone number listed on your proxy card under the heading “Vote by telephone”) using a touch-tone phone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 12:00 p.m., Eastern Time, on May 17, 2017, to be counted.

You may vote on the Internet or by telephone any time prior to 1:00 a.m., Eastern Time, on May 17, 2017.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If you participate in the Company’s Employee Stock Ownership Plan (the “ESOP”), you will receive a vote authorization form for the ESOP that reflects all shares you may direct the Trustees to vote on your behalf under the ESOP. Under the terms of the ESOP, the Trustees vote all shares held by the ESOP, but each ESOP participant may direct the Trustees how to vote the shares of common stock allocated to his or her account. The ESOP Trustees, subject to the exercise of their fiduciary responsibilities, will vote all unallocated shares of the Company’s common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which they have received timely voting instructions. The deadline for voting your ESOP shares is 9:00 a.m. on May 12, 2017.

VOTING SECURITIES

The securities which can be voted at the Annual Meeting consist of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). Stockholders of record as of the close of business on March 31, 2017, (the “Record Date”) are entitled to one vote for each share of Common Stock then held on all matters. As of the Record Date, 6,716,549 shares of the Common Stock were outstanding. The presence, in person or by proxy, of at least one-third of the total number of shares of Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting.

Persons and groups owning in excess of 5% of Common Stock are required to file certain reports regarding such ownership with the Company and the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the Record Date, management of the Company was aware that the persons listed below beneficially owned more than 5% of the outstanding shares of Common Stock. This information is based on the most recent reports filed by such persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding

DePrince Race & Zollo, Inc.	515,553	(1)	7.7%

Wellington Management Group LLP Ithan Creek Master Investors (Cayman) L.P.	493,572	(2)	7.4%

Joseph Stilwell Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Associates, L.P. Stilwell Value LLC	637,128	(3)	9.5%

HopFed Bancorp, Inc., 2015 Employee Stock Ownership Plan	600,234	(4)	8.9%

(1)

The information regarding beneficial ownership by DePrince Race & Zollo Inc., a Florida corporation, is reported in a Schedule 13G filed with the SEC on February 9, 2017. According to Schedule 13G, DePrince Race & Zollo Inc. has sole power to vote or to direct to vote of 515,553 shares and sole power to dispose or to direct the disposition of 515,553 shares. The address of the principal offices of DePrince Race & Zollo Inc. is 250 Park Avenue South, Suite 250, Winter Park, Florida, 32789.

(2)

The information regarding beneficial ownership by Ithan Creek Master Investors (Cayman) L.P. (“Ithan Creek”), a Cayman Islands limited liability partnership, Wellington Management Group, LLP (“WMG”), a Massachusetts limited liability partnership, Wellington Group Holdings LLP (“WGH”), Wellington Investment Advisors Holdings LLP (“WIAH”) and Wellington Management Company LLP (“WMC”). WGH, WIAH and WMC are Delaware limited liability partnerships. WMG, WGH, WIAH and WMC are the general partners of Ithan Creek as reported in a Schedule 13G/A filed with the SEC on February 16, 2016, by Ithan Creek and WMG. According to the Schedule 13G/A, Ithan Creek, WHG, WIAH, WGH and WMC each have shared voting and shared dispositive power over 493,572 shares. The address of the principal offices of Ithan Creek and WHML is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210.

(3)

The information regarding beneficial ownership by Joseph Stilwell and certain affiliated entities (collectively, “Stilwell”) is reported in a Schedule 13F, (the “Stilwell Schedule 13F”), filed by Stilwell Activist Fund, L.P. with the SEC on February 6, 2017. In its capacity as an investment adviser, Stilwell may be deemed to share beneficial ownership over the shares owned of record by its clients. According to the Stilwell Schedule 13F, Stilwell has shared voting and shared dispositive power over 637,128 shares. According to the Stilwell Schedule 13F, Stilwell Activist Fund, L.P., a Delaware limited liability company (“Stilwell Activist”), owns 637,128 shares. The address of the principal office of Stilwell is 111 Broadway, 12th Floor, New York, New York 10006.

(4)

The information regarding beneficial ownership of shares held in Trust for the benefit of the HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan (“ESOP”) is reported in a Schedule 13G filed with the SEC on February 15, 2017, by the ESOP. Dr. Thomas I. Miller, John E. Peck and Billy C. Duvall serve as Trustees for the ESOP. As of the record date, 111,232 shares have been allocated to the accounts of participating employees and 489,002 shares were unallocated. Beneficial ownership of Named Executive Officers includes their respective percentage of this allocation. Under the terms of the ESOP, the Trustees must vote all allocated shares in the ESOP in accordance with the instructions of participating employees. Unallocated shares and allocated shares not voted are voted in the same ratio on any matter as those shares for which instructions are given. The amount of common stock beneficially owned by each individual Trustee and by all Directors and officers as a group does not include the unallocated shares held by the ESOP Trust. The address of the ESOP Trust is 4155 Lafayette Road, Hopkinsville, Kentucky 42240.

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, the members of each class to serve for a term of three years and until their successors is elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated Clay Smith, Harry J. Dempsey, MD and Dr. Thomas I. Miller serve for a three-year term and until a their successors are elected and qualified. Delaware law and the Company’s Bylaws provide that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominees. Stockholders are not entitled to cumulate their votes for the election of directors. If the nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute director as the Nominating and Corporate Governance Committee of the Board of Directors may recommend, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

The Nominating and Corporate Governance Committee seeks to nominate candidates with diverse experience and perspective and who have the ability to contribute to some the various aspects of our business and a willingness to make the significant commitment of time and effort required of our directors. Community involvement and leadership are important criteria for our Board Members and Executive Management. We believe that each or our nominees and our other directors possess these attributes as discussed in the biographies below.

The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or re-election to the Board of Directors, including recommendations submitted by stockholders. The Nominating and Corporate Governance Committee believes that Messrs. Smith, Dempsey and Miller bring significant level of financial leadership, oversight and expertise stemming from their professional careers in our local communities to our Company.

The following table sets forth for the nominees and for each director and named executive officer such person’s name, age, and the year such person first became a director, and the number of shares and percentage of Common Stock beneficially owned.

The Board of Directors recommends a vote “FOR” the nominees named below as directors of the Company.

NAME	AGE(1)	YEAR FIRST ELECTED DIRECTOR		PRESENT TERM TO EXPIRE	SHARES OF COMMON STOCK BENEFICIALLY OWNED(3)(4)(5)	PERCENT OF CLASS(3)

BOARD NOMINEES FOR TERM TO EXPIRE IN 2020

Clay Smith	65	2011		2017	12,080	0.2%

Harry J. Dempsey, MD	59	1999		2017	38,544	0.6%

Dr. Thomas I. Miller	72	2015	(2)	2017	21,628	0.3%

DIRECTORS CONTINUING IN OFFICE

Richard Perkins	64	2014		2018	1,100	—

Ted S. Kinsey	71	2008		2018	16,169	0.2%

John E. Peck	52	2000		2018	83,675	1.3%

Steve Hunt	55	2010		2019	4,161	0.1%

Michael L. Woolfolk	63	2012		2019	54,962	0.8%

Other Named Executive Officers

Billy C. Duvall	51	—		—	34,305	0.5%

Bailey C. Knight	49	—		—	4,157	0.1%

Keith Bennett	55	—		—	13,977	0.2%

All Executive Officers and Directors as a Group (13 persons)					284,758	4.3	%(6)

(footnotes on next page)

(1)	At December 31, 2016.
(2)	Dr. Miller was appointed to the Board of Directors of the Company on December 16, 2015, to fulfill the remaining term of Mr. Gilbert E. Lee, who retired on that date.
(3)

At the Record Date. In accordance with Rule 13d-3 under the Exchange Act, a person is considered to “beneficially own” any shares of Common Stock (a) over which he has or shares voting or investment power, or (b) as to which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, “voting power” is the power to vote or direct the vote of shares and “investment power” is the power to dispose or direct the disposition of shares. Includes shares owned directly by the named indviduals, shares held by their spouses, minor children and trusts over which they have or share voting or investment power. Does not include shares held or beneficially owned by other relatives as to which the named individuals disclaim beneficial ownership.

(4)

Includes unvested shares held in the Company’s 2013 Long-Term Incentive Plan (the “2013 Plan”) that may be voted by the Following persons: 5,259 shares by Mr. Peck, 3,940 shares by Mr. Woolfolk, 3,244 shares by Mr. Duvall, 1,054 shares by Mr. Knight and 1,059 shares by Mr. Bennett. All shares issued to Messrs. Peck, Woolfolk, and Duvall under the 2013 Plan vest over a three year period at 33.3% per year. The 1,054 shares issued to Mr. Knight and the 1,059 shares issued to Mr. Bennett under the 2013 Plan vest over a four year period at 25% per year. Includes shares earned and held in the Company’s ESOP that may be voted by the following persons: 3,022 shares by Messrs. Peck and Woolfolk, 2,712 shares by Mr. Duvall, 2,338 shares by Mr. Bennett and 2,112 by Mr. Knight.

(5)	Includes 6,716,549 shares of the Company’s Common Stock outstanding as of the record date.

Listed below is certain information about the principal occupations of the Board nominees and the other directors of the Company. Unless otherwise noted, all such persons have held these positions for at least five years.

Director Nominees

Clay Smith. Mr. Smith, elected in 2011, has served as the owner and operator of Pennyrile Ford Lincoln Mercury in Hopkinsville, Kentucky since 2002. Prior to that, Mr. Smith serviced as Chief Financial Officer of Jenkins and Wynne Honda, Ford and Lincoln for thirteen years. Mr. Smith is a member of the Hopkinsville Rotary Club. Mr. Smith has served as past chairman on several committees of the First Baptist Church of Hopkinsville, of which he is a member. Mr. Smith’s business and financial experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provides significant value to the Board.

Harry J. Dempsey, MD. Dr. Dempsey, first elected in 1999, served as an anesthesiologist with Christian County Anesthesia in Hopkinsville, Kentucky, from 1985 through 2016. Dr. Dempsey currently serves as Medical Director of Anesthesia at Baptist Health Madisonville, Kentucky. Dr. Dempsey has a variety of business interest including agricultural, retail and residential development and retail and residential construction. Mr. Dempsey has twice served as a Medical Staff President at Jennie Stuart Medical Center and as a director on the Medical Center’s hospital board. Dr. Dempsey is currently a Director and Treasurer for the Christian County Health Department. Dr. Dempsey is a past chairman of the Hopkinsville Rotary Club and Christian County Chamber of Commerce. Dr. Dempsey’s business experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provide significant value to the Board.

Thomas I. Miller, Ph.D. Dr. Miller served as a Director of the Company from 2002 to 2013. Dr. Miller was re-appointed to the Board of Directors on December 16, 2015 upon the retirement of Mr. Gilbert E. Lee. Dr. Miller was appointed to serve the remaining term of Mr. Lee, which expires at the 2017 Annual Meeting of Stockholders. From 1967 to 2014, Dr. Miller served as an instructor, assistant professor, associate professor, and professor of accounting at Murray State University. Dr. Miller served as Chairman of the Accounting Department for 17 years; coordinator of planned giving for 5 years; Executive Director of the Murray State University Foundation for over 20 years; and served twice as the interim president of Murray State University and was appointed the 12th President of Murray State University in 2014. Dr. Miller was a partner in the public accounting firm of Miller & Wilson, a certified public accounting firm located in Murray, Kentucky from 1993 through 2010. He was a member of the AICPA, the Kentucky Society of CPAs, the American College of Forensic Examiners and the American Accounting Association. Dr. Miller is a former chairman and trustee of the Murray-Calloway County Hospital Board and served as a board member of the Murray Electric System for 12 years. Dr. Miller’s academic and professional experience are among his qualifications to serve on the Company’s Board of Directors and provide significant value to the Board.

Continuing Directors

Richard Perkins. Mr. Perkins was appointed to the Board of Directors on January 15, 2014. Mr. Perkins graduated from Western Kentucky University with a business degree and later from the Stonier Graduate School of Banking. Mr. Perkins began his career with the Federal Deposit Insurance Corporation (“FDIC”) as a field bank examiner, later serving as field supervisor in western Kentucky and southern Illinois. Mr. Perkins currently provides part-time consulting services to Loan Review Services, LLC. Mr. Perkins regulatory experience with the FDIC and as a consultant to financial institutions, as well as his business and accounting experience are among his qualifications to serve on the Board of Directors and provide significant value to the Board.

Ted S. Kinsey. Mr. Kinsey, elected in 2008, has served as the owner and operator of Parkway Chrysler, Inc. in Benton, Kentucky since 1980. Mr. Kinsey previously served as a Director of the Bank of Marshall County in Benton, Kentucky and Mercantile Bank of St. Louis, Missouri. Mr. Kinsey has served as a director of the Benton Electric System since 2004 and the Marshall County Hospital in Benton, Kentucky since 2006. Mr. Kinsey is a member and serves on the finance committee of the First Baptist Church of Benton, Kentucky. Mr. Kinsey’s business and banking experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provides significant value to the Board.

John E. Peck. Mr. Peck has served as President and Chief Executive Officer of both the Company and the Bank since July 2000. Prior to that, Mr. Peck was President and Chief Executive Officer of United Commonwealth Bank and President of Firstar Bank-Calloway County. Mr. Peck was a past Board Member and Chairman of the Christian County Chamber of Commerce, Jennie Stuart Hospital and Murray-Calloway County Hospital. Mr. Peck holds a Bachelor of Science of Business Administration with a concentration in Finance from the University of Louisville. Mr. Peck is a graduate of the Louisiana State University School of Banking. Mr. Peck is a member and serves on the finance committee of the First Baptist Church of Hopkinsville. Mr. Peck’s banking experience, his knowledge of products and services and the regulatory environment in which the Company operates, as well as his relationship in the banking and financial services industries are among his qualifications to serve on the Board of Director and provide significant value to the Board.

Steve Hunt. Mr. Hunt, elected in 2010, is Vice-President of Agri-Power Inc., a Board Member of Agri-Chem and a partner in Hunt Farms, all headquartered in Hopkinsville, Kentucky. Agri-Power operates fourteen retail dealerships for IH Case, New Holland, Kubota and Kinze in western Kentucky, southern Indiana, southern Illinois, western Tennessee, northern Alabama and northern Mississippi. Agri-Chem provides agricultural related products and services throughout Western Kentucky as well as operates a river terminal on the Cumberland River in Lyon County, Kentucky.

Hunt Farms is a family owned farm with approximately 10,000 acres of corn, wheat and soybeans and approximately 25 acres of tobacco. Mr. Hunt is a sixteen year board member of the Christian County Water District, a nineteen year board member and past president of the Kentucky Small Grain Grower Association, a six year board member of the Christian County Chamber of Commerce Agricultural and Commerce Committee and member of Hillcrest Baptist Church. Mr. Hunt’s business experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provides significant value to the Board.

Michael L. Woolfolk. Mr. Woolfolk has served as Executive Vice President and Chief Operations Officer of the Bank since August 2000. Mr. Woolfolk was appointed to the Board of Directors of the Company on August 15, 2012. Mr. Woolfolk was elected to the Company’s Board of Directors in 2013. Prior to that, he was President of First-Star Bank-Marshall County, President and Chief Executive Officer of Bank of Marshall County and President of Mercantile Bank. Mr. Woolfolk is a member of Hillcrest Baptist Church of Hopkinsville. Mr. Woolfolk has extensive banking experience and is knowledgeable of banking products and services as well as the regulatory environment in which the Company operates. This industry knowledge as well as his relationship in the banking and financial services industries are among his qualifications to serve on the Board of Director and provide significant value to the Board.

Other Executive Officers of the Company

Billy C. Duvall. Mr. Duvall has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Bank since June 1, 2001. Prior to that, he was an auditor with Rayburn, Betts & Bates, PC, independent public accountants and nine years as a Principal Examiner with the National Credit Union Administration. Mr. Duvall holds a Bachelor of Business Administration from Austin Peay State University in Accounting and Finance. Mr. Duvall is a Certified Public Accountant of Virginia. Mr. Duvall is a board member for the Pennyroyal Mental Health Center, a member of the Hopkinsville Kiwanis Club, and a member of Southside Church of Christ in Hopkinsville.

Bailey C. Knight. Mr. Knight was promoted to Chief Credit Officer on January 15, 2016. Mr. Knight was hired by the Company on April 2, 2012 as the Cheatham County Market President and has served as the Company’s Senior Lending officer. Prior to that, he was the Regional Executive and Team Lead with Capital Bank/GreenBank and has over 25 years of Commercial Banking experience. Mr. Knight holds a Bachelor of Business Administration in Finance from Austin Peay State University. Mr. Knight currently serves on the Board of the Mid-Cumberland Area Development Company and the Cheatham County Chamber of Commerce. Mr. Knight is a past Board Member of the Clarksville Downtown Kiwanis Club and of Clarksville Aspire. He is also a graduate of Leadership Clarksville; Southeastern School of Banking; Southeastern School of Commercial Lending and a member of Lone Oak Baptist Church, Cunningham, Tennessee.

Keith Bennett. Mr. Bennett has served as Montgomery County, Tennessee Market President for the Bank since November 2005. Prior to that, Mr. Bennett was Vice President of Commercial Lending for Farmers and Merchants Bank and First Federal Savings and Loan, both of Clarksville, Tennessee. Mr. Bennett served seven years as a field examiner with the Office of Thrift Supervision. Mr. Bennett holds a Bachelor of Business Administration in Accounting from the University of Tennessee at Martin.

PROPOSAL II — RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Carr, Riggs & Ingram, LLC (“CRI”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The firm of Rayburn | Fitzgerald PC served as the Company’s auditors from 2000 until December 2016. Rayburn | Fitzgerald PC was acquired by CRI in December 2016. A representative of CRI is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid to Rayburn | Fitzgerald and CRI for the 2016 and 2015 fiscal years, see “Independent Registered Public Accounting Firm” below.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Carr, Riggs & Ingram, LLC as the Company’s independent registered public accounting firm.

As to ratification of the independent registered public accounting firm, the proxy card being furnished by the Board of Directors enables a stockholder to: (i) vote “FOR” the proposal; (ii) vote “AGAINST” the proposal; or (iii) “ABSTAIN” from voting on the proposal. Ratification of the independent public accounting firm must be approved by the affirmative vote of a majority of the votes cast on the proposal, without regard to broker non-votes or proxies marked “ABSTAIN.” See “Independent Registered Independent Accounting Firm.”

PROPOSAL III — A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the stockholders of HopFed Bancorp, Inc. (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the compensation tables and the related disclosure in the Proxy Statement.”

Because this vote is advisory, it will not be binding upon the Board of Directors and may not be construed as overruling a decision by the Board nor create or imply any additional fiduciary duty by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, stockholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast on the proposal. On this matter, broker non-votes and abstentions will have no effect on the voting.

Our overall executive compensation policies and procedures are described under “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement. Our compensation policies and procedures are centered on a pay-for-performance culture. The Board of Directors believes the Company’s compensation practices are aligned with the long-term interests of our stockholders.

The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that are intended to reward executives for results consistent with stockholder interests. In last year’s Proxy Statement for the 2016 Annual Meeting, a similar vote was requested by the Company. The results for last year’s votes were as follows:

For - 3,047,595	Against - 1,653,354	Abstain - 109,035

In 2013, the Company encountered an activist shareholder (“activist”). The activist staged an aggressive campaign against management’s say on pay proposal and a proposal to approve the 2013 Long Term Incentive Plan. The activist ran a Board nominee in opposition to one of management’s nominees. The activist was successful in winning a board seat but did not win on the other proposals. The activist’s stated reason for the proxy contest was a disagreement with the Company’s management over a then pending acquisition of another bank. In communication with other significant shareholders during the proxy contest, we were told that other institutional holders were voting against the say on pay proposal as part of their lack of support for the acquisition. The target company did not meet its financial goals as required by the merger agreement, and both companies subsequently agreed to terminate the acquisition.

In 2016 and 2015, the activist shareholder did not stage a proxy contest but continued to oppose selected Company recommendations, including voting against the Company’s say on pay proposal. In 2015, the Company’s say on pay proposal was approved by 65% of shareholders voting. After the 2015 Annual meeting, the Compensation Committee carefully reviewed the comments of the proxy advisory services and decided to hire an outside consultant to help address specific items of concern addressed by institutional shareholders and proxy advisory services.

At June 30, 2016, the Board of Directors extended the contracts of Messrs. Peck, Woolfolk and Duvall. The Compensation Committee did not grant restricted stock awards or increase the base compensation of Messrs. Peck, Woolfolk and Duvall. The Compensation Committee engaged Blanchard Consulting Group (“Blanchard”) to conduct a survey of the total compensation packages of named executive officers as compared to a peer group established by the Compensation Committee. A summary of the findings of Blanchard are included under “Compensation Discussion and Analysis.”

The Compensation Committee has further engaged Blanchard to assist the Committee in the integration of performance based metrics into the Company’s long term incentive plan. The Compensation Committee and the Board of Directors remain committed to the premise that Named Executive Officers should receive a meaningful portion of their total compensation in the form of the Company’s common stock, ensuring that the best interest of the named executives are aligned with shareholders.

Our Board and our Compensation Committee believe that our commitment to responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION

APPROVING PROPOSAL III, THE COMPENSATION OF EXECUTIVES.

CORPORATE GOVERNANCE AND OTHER MATTERS

BOARD OF DIRECTORS AND STOCKHOLDER MEETINGS

The Board of Director’s met twelve times during the fiscal year ended December 31, 2016. All directors attended at least 75% of the Board of Director’s meetings and assigned committee meetings in 2016. The Company encourages directors’ attendance at its Annual Meetings and requests that directors make reasonable efforts to attend. With the exception of Messrs. Dempsey and Bolton, all members of the Board of Directors attended the 2016 Annual Meeting.

BOARD OF DIRECTOR INDEPENDENCE

The Securities and Exchange Commission has approved listing standards for the NASDAQ Global Market (“NASDAQ”) relating to director independence. The listing standards affect the composition of the Company’s Board of Directors and Board committees and impact individual Board members. NASDAQ requires that a majority of the Company’s Board of Directors be independent.

Each year, the Board of Directors reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ rules and who the Board of Directors affirmatively determines have no relationships that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director are considered to be “independent directors.” The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ relationships with the Company and its competitors, suppliers and customers; their relationships with management, other directors and stockholders; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Company’s Board members are directors or executive officers. After evaluating these factors, the Board of Directors has determined that Messrs. Dempsey, Hunt, Kinsey, Miller, Smith and Perkins are independent directors of the Company within the meaning of applicable NASDAQ listing standards. Independent Board members met in executive session without management present one time during the year ended December 31, 2016.

Under NASDAQ rules, a director who is employed by the Company is not considered to be independent. Accordingly, the Board of Directors has determined that Messrs. Peck and Woolfolk, each of whom is employed by both the Company and the Bank, are not independent.

STOCKHOLDER COMMUNICATION

Stockholders may communicate directly with members of the Board of Directors or the individual chairman of standing Board of Directors committees by writing directly to those individuals at the following address: P.O. Box 537, Hopkinsville, Kentucky 42241-0537. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual, unless the Company believes the communication may pose a security risk. The Board of Directors reserves the right to revise this policy in the event it is abused, becomes unworkable or otherwise does not efficiently serve the policy’s purpose.

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics that applies to all officers, other employees and directors. A link to the Code of Ethics is on the Investor Relations portion of the Company’s website. Any waiver or substantive amendments of the Code of Ethics applicable to the Company’s directors and executive officers also will be disclosed on the Company’s website.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating Corporate Governance Committee. The Board of Directors has determined that all of the directors who serve on these committees are independent within the meaning of applicable Securities and Exchange Commission (“SEC”) rules and NASDAQ listing standards. The Board of Directors has adopted a charter for each of the three standing committees. Links to these committee charters are on the “Investor Relations” portion of the Company’s website at: www.bankwithheritage.com. The Board of Directors of each of the Company and the Bank also has an Executive Committee.

Audit Committee

The current members of the Audit Committee are Mr. Perkins, who serves as the Chairman, and Messrs. Miller and Smith. Each of the members of the Audit Committee is independent within the meaning of applicable NASDAQ rules. The Board of Directors has determined that each of the Audit Committee members has the requisite expertise generally required of an audit committee member under NASDAQ standards and that Mr. Perkins is an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K.

Mr. Perkins was employed by more than 25 years by the Federal Deposit Insurance Corporation (“FDIC”) as both an examiner and supervisory of examiners of several offices in the Midwest. Mr. Perkins supervised commercial banks of various sizes and complexities, including publically traded institutions that were required to adhere to both FDICA and Sarbanes Oxley requirements. Mr. Perkins professional requirements precluded him from owning stocks in the commercial banks that he did or could supervise in his normal duties. The Board of Directors has deemed that Mr. Perkins educational and professional background possess sufficient experience to qualify as an audit committee financial expert.

The Board of Directors believes that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the committee. The Audit Committee has authority to engage legal counsel, accounting professionals and other experts it deems appropriate to carry out its responsibilities. The Audit Committee has oversight responsibility for the quality and integrity of the Company’s financial statements. The Audit Committee meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee.

The Audit Committee met eight times during 2016. The primary functions of the Audit Committee are to oversee: (i) the audit of the financial statements of the Company provided to the SEC, the shareholders and the general public; (ii) the Company’s internal financial and accounting processes; and (iii) the independent audit process. Additionally, the Audit Committee has responsibilities relating to: (i) registered public accounting firms; (ii) complaints relating to accounting, internal accounting controls or auditing matters; (iii) authority to engage advisors; and (iv) funding as determined by the audit committee. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter adopted by the Board of Directors, available on the “Investor Relations” portion of the Company’s website at: www.bankwithheritage.com.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent auditor. The policy requires that all services to be provided by the independent auditor, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided during 2016.

Compensation Committee

The members of the Compensation Committee are Mr. Hunt, who serves as the Chairman, and Messrs. Kinsey and Miller, each of whom is a non-employee director and is also independent within the meaning of NASDAQ listing standards. The Compensation Committee met five times during 2016. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning compensation, including incentive compensation, of the executive officers and directors. The Compensation Committee also administers our stock incentive plans. A link to the Compensation Committee Charter is on the “Investor Relations” portion of our website.

Nominating and Corporate Governance Committee

The independent members of the Board of Directors serve as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or re-election to the Board of Directors, including those recommendations submitted by stockholders, the evaluation of the performance of the Board of Directors and its committees, and the evaluation and recommendation of corporate governance policies. In 2016, the Nominating and Corporate Governance Committee held two meetings.

It is a policy of the Nominating and Corporate Governance Committee that candidates for director possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have skills and expertise appropriate for the Company and serving the long-term interests of the Company’s stockholders. The committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the committee reviews such director’s overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with the Company during the applicable time period (incumbent directors whose terms are to expire do not participate in such review); and (2) in the case of new director candidates, the committee first conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors.

The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of NASDAQ rules, and then selects a candidate for recommendation to the Board of Directors by majority vote. In seeking potential nominees, the Nominating and Corporate Governance Committee uses a network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the committee rejected a timely director nominee from a stockholder(s) holding more than 5% of the Company’s voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, provided the stockholders follow the procedures set forth in the Company’s Certificate of Incorporation. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, and based on whether the candidate was recommended by a stockholder or otherwise.

The Company’s Certificate of Incorporation provides that, to be timely, a stockholder’s notice of nomination must be delivered or mailed to the Secretary of the Company not less than 30 days nor more than 60 days prior to an annual meeting; provided, however, that in the event that less than 40 days’ notice of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be not later than close of business on the 10th day following the date on which notice is mailed. A stockholder’s notice of nomination must also set forth as to each person who the stockholder proposes to nominate for election as a director, (a) the name, age, business address and, if known, residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company which are beneficially owned by such person, and (d) any other information reasonably requested by the Company.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. Stockholder nominations may be proposed by any shareholder eligible to vote at an annual meeting provided the notice is timely and complies with the informational requirements of the Certificate of Incorporation. See “Date for Submission of Stockholder Proposals.”

The Nominating and Corporate Governance Committee may reject any nomination by a stockholder not made in accordance with the requirements of the Company’s Certificate of Incorporation. Notwithstanding the foregoing procedures, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a shareholder, the chairman of the annual meeting shall, if the facts warrant, determine at the annual meeting whether the nomination was made in accordance with the terms of the Certificate of Incorporation.

Executive Committees

The Board of Directors of each of the Company and the Bank has established an Executive Committee which, when the Board of the Company or the Bank is not in session, may exercise all of the authority of the Board except to the extent that such authority is limited by law or Board resolution. Members of the Executive Committee of each of the Company and the Bank are Messrs. Hunt, Dempsey, Kinsey and Peck. During 2016, the Executive Committee of the Company and the Bank meet one time.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”), comprised of three independent directors, has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Committee is to oversee, on behalf of the Board and for the benefit of the Company and its stockholders, the Company’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to the President and Chief Executive Officer (“CEO”) and the other executive officers of the Company. The Committee meets a minimum of two times annually to review executive compensation programs, approve compensation levels and performance targets, review management performance, and approve final executive bonus distributions. The Committee operates in accordance with a charter, most recently revised in January 2017, which sets forth its rights and responsibilities. The Committee and the Board annually review the charter.

Introduction

In this section, we discuss certain aspects of our compensation program as it pertains to our Named Executive Officers listed in the Summary Compensation Table. Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the Named Executive Officers (“NEOs”) has the potential to impact both our short-term and long-term profitability. Therefore, we place considerable importance on the design and administration of the executive compensation plans, policies and benefit programs.

Compensation Philosophy and Objectives

The Company and the Committee believe that the compensation paid to executive officers should be closely aligned with the long term performance of the Company, such compensation must be competitive with similar institutions in the region, and compensation should assist the Company in attracting and retaining key executives critical to the Company’s long-term success. The Committee utilizes both salary and equity compensation as a tool to attract and retain key executive officers.

The Committee believes that compensation should be structured to ensure that a portion of the executive’s compensation opportunities will be directly related to the Company achieving its longer term goals established in its Three Year Business Plan. Execution of the Company’s Three Year Business Plan may not result in immediate improvement in the Company’s stock price as the Company’s plan includes the reduction of loans classified as substandard, the introduction of loan production offices in Nashville, Tennessee, and quality loan portfolio growth. In prior years, the Committee chose to de-emphasize many established financial metrics such as return on assets and return on equity as the Company’s performance against these metrics may be lower than ideal in the short term and may work against the Company’s long term best interest. As they financial industry has largely recovered from a severe recession, the Board of Directors and the Compensation Committee has sought to integrate selected financial metrics into the evaluation of NEOs and the awarding of restricted stock grants.

The Board of Directors assigned the Compensation Committee with the task of integrating specific performance based metrics with the HopFed Bancorp, Inc. 2015 Long Term Incentive Plan (“HFBC Plan”). The change in compensation policies are being undertaken to ensure that the Company’s compensation practices provide meaningful incentives to Named Executive Officer’s (“NEO’s”) while also enhancing shareholder value. In prior years, NEOs received 25% of their base salary in restricted stock grants with no cash bonuses. This practice was intended to increase the NEOs level of equity ownership in the Company and retain NEOs deemed by the Board of Directors to be critical to the Company’s future success.

The Compensation Committee retained Blanchard to assist in identifying a pool of similar financial institutions that the Committee could use as a peer group and to conduct an analysis of the compensation practices for NEOs of those institutions. The Compensation Committee is authorized to engage outside advisors (including compensation consultants and legal counsel) to assist the Committee in achieving its mission and responsibilities. The Compensation Committee assessed the independence of Blanchard, taking into account related factors in accordance with SEC and NASDAQ rules and concluded that the work of Blanchard did not raise any conflict of interest that would prevent the firm from independently advising the Committee.

On March 28, 2016, the Compensation Committee approved final revisions to the Company’s compensation policies for NEOs. The Compensation Committee will place additional requirements for NEOs that receive restricted stock awards under the HFBC Plan. The Compensation Committee has made the following policy revision for NEOs receiving future restricted stock awards:

•

All future incentive awards to NEOs will include claw back provisions in the event of material misstatements of the Company’s financial statements which require a material restatement of our Consolidated Financial Statements. The NEO participating in the HFBC Plan may be required to refund the Company for any cash bonus received and restricted stock award granted if the receipt of that award was achieved by financial results that were materially misstated and required a restatement of the Company’s audited financial statements.

•

All NEOs will be required to own a minimum amount of the Company’s common stock to qualify for restricted stock awards. The CEO must own HFBC common stock with a value equal to 1.5 times the CEO’s annual base salary. The Company’s Executive Vice President (“EVP”) must own HFBC common stock with a value equal to 1.25 times of the EVP’s annual base salary. All Senior Vice Presidents (“SVP”) must own HFBC common stock with a value equal to 1.0 times of the SVP’s annual base salary. All current NEOs are in compliance with these ownership requirements with the exception of Mr. Knight, who was appointed Chief Credit Officer on January 16, 2016. Mr. Knight and any newly appointed NEO may participate in the plan under the revised policy and may take up to five years from the date of their appointment as a NEO to achieve this required level of common stock ownership.

•	Incentive awards may be modified, reduced or eliminated by the Compensation Committee based on the Company’s satisfactory level of regulatory performance.

•	Each NEO must receive a satisfactory performance evaluation by the Compensation Committee before any incentive award is granted.

•	The Company’s banking subsidiary must have achieved 70% of the current year’s budgeted net income before any incentive payments are granted.

•	Incentive awards for NEOs will be in the form of restricted stock, with the award vesting over a three year period.

•	The Compensation Committee may award cash bonuses in additional to restricted stock awards. Cash awards are discretionary by the Compensation Committee.

•

The Compensation Committee is solely responsible for establishing the criteria and various financial, operational and other targets used to determine incentive payouts. The Compensation Committee will use a proportional approach to calculate incentive payouts for performance that falls in-between each of the above criteria levels.

For the year ending December 31, 2016, the Compensation Committee has selected three financial metrics to determine the level of NEO performance based awards. The Board of Directors will maintain discretionary authority with a 20% weighting. The metrics chosen and their respective weightings are as follows and are measured at the subsidiary Heritage Bank level:

• Return on Average Assets	Weighted 30%

• Non-performing assets / Total Asset Ratio	Weighted 30%

• Efficiency Ratio	Weighted 20%

• Board Discretion	Weighted 20%

Each metric has three levels of payout, a threshold level, a target level and a maximum level of payout. To receive credit for a specific metric, the Bank must achieve the threshold level which will equal 10% of the NEO’s base salary. By reaching target level, the payout increases to 25% of base salary and the maximum payout is 40% of base salary. The Board of Directors will receive and approve identified levels of threshold, target and maximum levels each year. For the year ended December 31, 2016, the actual results of Heritage Bank were as follows:

• Return on Average Assets	0.38%

• Non-performing assets / Total Assets	1.29%

• Efficiency Ratio	86.34%

As of the date of this report, the Board of Directors is reviewing the detail of the Blanchard report and has taken no action with regards to future compensation considerations of the Company’s NEOs. Any awards of restricted stock or changes to the compensation of NEOs would be communicated by filing a Current Report on Form 8-K with the SEC. The Board of Directors remains committed to shareholder value by achieving a higher stock price in the future, with most operational and financial goals set within a three year time frame. The Committee recognizes that the Company’s common stock is thinly traded and daily prices can fluctuate significantly based on small trade volumes, making it difficult to measure the short-term performance of the Company’s common stock.

Role of Executive Officers and Compensation Consultants

The Committee makes all compensation decisions for the CEO and all other executive officers of the Company. The CEO annually reviews the performance of each other Named Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee considers the CEO’s recommendations when making its final compensation decision for all executives other than the CEO.

The Committee utilizes the Human Resource Department and also has the authority under its charter to engage the services of outside consultants to assist the Committee. In accordance with this authority, the Committee in 2016 utilized the 2015 ABA Compensation and Benefits Survey Report (the “ABA Survey”), prepared for the American Bankers Association (“ABA”), to compare and benchmark the total compensation program for the CEO and other executive officers. The ABA Survey collects data from over 350 financial institutions and reports data on more than 200 bank employee salaries.

Setting Executive Compensation

In 2015 and 2016, the Compensation Committee engaged Blanchard to review executive compensation. The Compensation Committee engaged Blanchard as an independent and objective third party to summarize issues relative to topics such as competitive compensation, cash and equity incentives, and executive benefits. Blanchard’s report to the Compensation Committee provided compensation benchmarks for the top four executives using data from publicly traded financial institutions and national industry surveys. In addition to compensation data, Blanchard will assist the Compensation Committee in the development and implementation of performance criteria to be used in conjunction with the Company’s long term incentive plan.

The Compensation Committee selected a peer group of twenty publically traded bank holding companies with assets between $650 million and $1.3 billion at December 31, 2015. The peer group includes bank holding companies located in Kentucky, Tennessee, West Virginia, Ohio, Missouri, Indiana and Illinois. The median size, financial performance, and financial condition of these institutions were analyzed to ensure similarity of business plans and comparability to the Company. Pursuant to NASDAQ Stock Market Rule 5605(d)(3)(D), the Committee conducted and completed an independence assessment.

The Compensation Committee developed the Company’s peer group using metrics in line with the methods of the two largest international proxy advisory groups. The following is a list of the Compensation Committee’s selected peer group:

INBK	First Internet Bancorp	CSTR	CapStar Financial Holdings, Inc.

HWBK	Hawthorn Bancshares	KTYB	Kentucky Bancshares, Inc.

FFMH	First Farmers Merchants Corp.	CFCB	Centrue Financial Corporation

PBFBI	Premier Financial Bancorp, Inc.	SMBK	SmartFinancial Inc.

LCNB	LCNB Corp	OVBC	Ohio Valley Banc Corp.

SMBC	Southern Missouri Bancorp, Inc.	NWIN	NorthWest Indiana Bancorp

PBIB	Porter Bancorp, Inc.	FSFG	First Savings Financial Group, Inc.

CUBN	Commerce Union Bancshares, Inc.	SBFG	SB Financial Group, Inc.

FMAO	Farmers and Merchants Bancorp, Inc.	MBCN	Middlefield Banc Corp

FCFP	First Community Financial Partners, Inc.	FCAP	First Capital, Inc.

GFED	Guaranty Federal Bancshares, Inc.	CSBB	CSB Bancorp, Inc.

It has been the long standing desire of the Compensation Committee to ensure that the Company’s named executive officers are paid at approximately the median of their peer group. The Compensation Committee has placed a greater emphasis on equity based compensation as a means to enhance the overall ownership position of the named executive officers and to ensure that management’s interest are properly aligned to that of all shareholders. As summarized in the table below, the Compensation Committee’s practices have included a competitive salary with little or no cash bonus and equity awards that are typically 25% of the named executive’s base salary.

The tables below includes the 2016 base salary for the named executive officer, any bonus paid in 2016 and a three year average of equity awards granted in 2013 to 2015. All other compensation represents the Company’s ESOP benefits, life insurance premiums, country club dues, Company car and Director Fees. For Mr. Peck, this amount includes $9,340 in fees paid by the Company for Heritage Bank’s use of a building Mr. Peck owns.

The table below summarizes the compensation comparison of the Company’s Chief Executive Officer as compared to the Company’s Compensation peer group (20 companies reporting):

	Salary	Bonus	Cash Comp	Total Equity	Direct Comp	Total Comp

25th percentile	$288,477	36,828	359,628	—	366,370	426,610
50th percentile	326,540	81,406	389,318	13,460	411,063	523,398
75th percentile	390,875	108,094	490,957	40,937	551,039	604,174

John Peck, HFBC	$316,096	26,341	342,437	43,902	386,339	443,928
Peer percentile	38%	14%	18%	81%	36%	32%

The table below summarizes the compensation comparison of the Company’s Chief Operating Officer as compared to the Company’s Compensation peer group (11 companies reporting):

	Salary	Bonus	Cash Comp	Total Equity	Direct Comp	Total Comp

25th percentile	$180,800	19,289	214,295	—	220,834	272,614
50th percentile	210,000	42,029	244,946	7,057	250,736	357,326
75th percentile	271,975	79,889	370,260	25,477	383,199	443,523

Mike Woolfolk, HFBC	$236,888	19,741	256,629	32,899	289,528	327,653
Peer percentile	64%	9%	53%	82%	55%	55%

The table below summarizes the compensation comparison of the Company’s Chief Financial Officer as compared to the Company’s Compensation peer group (20 companies reporting):

	Salary	Bonus	Cash Comp	Total Equity	Direct Comp	Total Comp

25th percentile	$172,286	24,907	202,643	—	205,007	236,871
50th percentile	195,350	37,770	234,688	13,947	249,276	272,471
75th percentile	213,211	50,583	284,055	22,017	300,241	330,240

Billy Duvall, HFBC	$194,964	16,247	211,211	27,077	238,288	257,027
Peer percentile	48%	9%	31%	79%	41%	41%

The table below summarizes the compensation comparison of the Company’s Chief Credit Officer as compared to the Company’s Compensation peer group (14 companies reporting):

	Salary	Bonus	Cash Comp	Total Equity	Direct Comp	Total Comp

25th percentile	$145,106	16,854	169,327	—	169,327	196,017
50th percentile	178,433	21,024	196,585	9,116	210,347	225,473
75th percentile	188,953	36,597	257,084	15,862	257,084	301,102

Bailey C. Knight, HFBC	$191,000	1,000	192,000	5,005	197,005	215,771
Peer percentile	76%	—	33%	43%	33%	33%

Base Salary

Base salary ranges are established based on a number of factors, including information gathered from the ABA Survey and the Blanchard survey of the Compensation Committee’s selected peer group. The surveys illustrate the market rate for select executive positions expressed as a percentage of the median paid by the respondent companies. Executive positions are individually benchmarked against these survey sources annually to establish a competitive salary range for each position, which is typically targeted to be at or slightly above the median of the survey results.

The actual base salary of each executive officer relative to the target established above is determined by the executive’s performance, which is evaluated annually by the CEO and reviewed and approved by the Committee. In the case of the CEO, the Committee also considers the performance of the Company, and the anticipated level of difficulty of replacing the CEO with someone of comparable experience and skill. Salaries for the named executive officers are set forth on the Summary Compensation Table.

The Committee adjusted the salary of Mr. Bennett to $181,115 effective on January 1, 2017. The Committee adjusted the salary of Mr. Knight on July 16, 2017, to $191,000. The Committee did not adjust the salaries of Messrs. Peck, Woolfolk, Duvall, and Foley from the prior year of $316,098, $236,888 and $194,964, respectively. On January 20, 2016, the Committee paid a cash bonus to Messrs. Peck, Woolfolk and Duvall totaling $31,083, $23,294 and $19,171, respectively. The Committee will review the contracts of Messer’s Peck, Woolfolk and Duvall in June 2017, with any changes effective July 1, 2017. On July 20, 2016, the Committee chose to extend to contracts of Messrs. Peck, Woolfolk and Duvall for one additional year.

Long Term Incentive Compensation

On January 20, 2016, the Company made grants of restricted stock to Messrs. Peck, Woolfolk and Duvall of 4,484 shares, 3,360 shares and 2,765 shares, respectively. On April 4, 2016 and April 25, 2016, the Company made grants of 436 shares and 441 shares to Messrs. Knight and Bennett, respectively. On July 1, 2016, the Company awarded 856 shares of restricted stock to non-executive management employees. For the year ended December 31, 2016, all grants were awarded under the Company’s 2013 Long Term Incentive Plan.

Retirement Plans

Defined Contribution Plan

The Company has a defined contribution retirement plan in which all of the named executive officers currently participate.

401(k) Plan

The Company’s 401(k) Plan is a tax-qualified plan that covers all eligible salaried and hourly employees. The Company does not provide any matching dollars to employees who participate in the plan, including named executive officers. The amount of total contributions made by the Company to each participant is subject to income limitations by the Internal Revenue Service. The 401(k) Plan is a defined contribution plan and as such the ultimate benefit is a derivative of the contributions made and the performance of the underlying investments. Each participant self directs their respective investments from an approved master list of qualifying investment funds. No Company issued securities are held in the 401(k) plan.

HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan

On March 2, 2015, the Company implemented the HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan (the “ESOP”) which covers substantially all employees who are at least 21 years old with at least one year of employment with the Company and Heritage Bank. Employer contributions to the ESOP are expected to replace matching and profit sharing contributions to the Heritage Bank 401(k) Plan sponsored by Heritage Bank. The Company has appointed three individuals as trustees of the ESOP. A directed corporate trustee has also been appointed. The ESOP will be administered by an Employee ESOP Committee (the “Committee”) currently composed of eleven individuals selected by the Company.

On March 2, 2015, the ESOP purchased an initial block of 600,000 shares from the Company at a cost of $7,884,000, using proceeds from the first advance under the ESOP Loan. In accordance with the ESOP Loan documents, the common stock purchased by the ESOP serves as collateral for the ESOP Loan. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the ESOP Loan is repaid. The ESOP shares are dividend paying. Dividends on unearned shares will be used to repay the ESOP Loan. For the year ended December 31, 2016, the Company expense for ESOP loan payments was $553,000. At December 31, 2016, the ESOP has released a total of 111,232 shares to the employees eligible to participate in the plan, including 54,302 released to participants for the year ended December 31, 2016.

Perquisites and Other Personal Benefits

The Company generally does not provide the named executive officers with perquisites or other personal benefits such as Company vehicles, club memberships, financial planning assistance, tax preparation, or other benefits not described above. The exceptions are that the Company provides Messrs. Peck and Bennett with reimbursement of country club dues. Mr. Peck also has the use of a Company-leased vehicle. The values of these benefits are disclosed in the Summary Compensation Table.

Employment and Other Agreements

The Company and Heritage Bank have employment agreements with Messrs. Peck, Woolfolk, Duvall, and Bennett.

The employment agreements with Messrs. Peck and Woolfolk are three-year agreements. On each annual anniversary date of these agreements (June 30), the employment agreements and Messrs. Peck’s and Woolfolk’s term of employment may be extended for an additional one-year period beyond the then effective expiration date, provided that the Board determines in a duly adopted resolution that Messrs. Peck’s and Woolfolk’s performance has met the Board’s requirements and standards. The agreements provide for a base salary and certain perquisites as noted above. In addition, the agreements provide certain payments to Mr. Peck in the event his employment is terminated as a result of a change of control of the Company or the Bank, or if he is terminated without just cause. Upon a termination within 12 months after a change in control, Messrs. Peck and Woolfolk would be entitled to receive a lump sum payment equal to 2.9 times of their base salary. The employment contact of Messrs. Peck and Woolfolk were extended on June 30, 2016, and now expire on June 30, 2019. The current base salary of Messrs. Peck and Woolfolk is $316,096 and $236,888, respectively.

Messrs. Peck’s and Woolfolk’ s employment agreements with the Company also provide for a gross-up payment to offset the effects of any excise taxes imposed on him under Section 4999 of the Internal Revenue Code. Upon a termination without just cause, Messrs. Peck and Woolfolk would be entitled to a lump sum payment equal to his remaining salary under the agreements.

Mr. Duvall’s employment agreement is for a three-year term beginning on July 1, 2013, and ending on June 30, 2016. The Compensation Committee may extend the employment agreement for an additional year prior to July 1 of each year. The contract provides for a base salary as noted above. In addition, the agreement provides certain payments to Mr. Duvall in the event his employment is terminated as a result of a change of control of the Company or the Bank, or he is terminated without just cause.

Upon a termination within 12 months after a change in control, Mr. Duvall would be entitled to receive an amount equal to 2.9 times his base salary if the change of control results in a diminution in the authority, duties or responsibilities of Mr. Duvall or the supervisor who he reports to or if the principal executive office of the Company is relocated more than thirty miles from Hopkinsville, Kentucky. Upon a termination without just cause, Mr. Duvall would be entitled to a lump sum payment equal to their remaining salary under the agreement. Mr. Duvall’s current base salary is $194,964. Mr. Duvall’s employment agreement was extended on June 30, 2016, and now expires on June 30, 2019.

The employment contracts for Messrs. Peck, Woolfolk and Duvall contain a non-solicitation provision which provides that Messrs. Peck, Woolfolk and Duvall will not make initiate contact with any employees of the Company or Bank with whom he had contact with during his term of employment for the purpose of soliciting such employee for hire for a period of one year. In the event of a change of control, the non-solicitation provision for Messrs. Peck, Woolfolk and Duvall becomes void.

Mr. Bennett’s employment agreement with Heritage Bank is for a four year term beginning on April 25, 2013 and ending on April 25, 2017. The Compensation Committee may continue to extend the employment agreement for an additional year prior to July 1 of each year. The agreement provides for a base salary of $172,824 at April 25, 2013, and was adjusted to $181,115 on January 1, 2017. In addition, the agreement provided Mr. Bennett with an annual restricted stock award with a value of $5,000 per year that vest at a rate of 25% per year.

Mr. Knight does not have an employment agreement at this time.

The severance payments provided in the agreements are intended to qualify as short-term deferrals under Section 409A of the Internal Revenue Code and the regulations and guidance there-under.

Except for these agreements, and our broad-based severance policy, none of our named executive officers has an agreement which requires us to pay their salaries for any period of time. We entered into these agreements because the banking industry has been consolidating for a number of years, and we do not want our executives distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we think it is important that our executives can react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe these agreements are consistent with market practice and assist us in retaining our executive talent.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the CEO and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Base salary, by its nature, does not qualify as performance-based compensation under Section 162(m). Grants of stock options and restricted stock under its stock award plans qualify as performance-based compensation under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors hereby furnishes this report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission. The Compensation Discussion and Analysis in this Proxy Statement is management’s report on the Company’s compensation programs and, among other things, describes material elements of compensation paid to the President and Chief Executive officer and other Named Executive Officers. The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. This report is submitted on behalf of the members of the Compensation Committee.

Respectfully submitted on April 7, 2017.

Steve Hunt, Chairman
Ted Kinsey
Thomas I. Miller

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2016 or is a former officer of the Company or any of its subsidiaries.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for the Company’s CEO, CFO, and the three other most highly compensated executive officers for the fiscal year ended December 31, 2016, December 31, 2015, and December 31, 2014.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards (2)	All Other Compensation (3)	Total

John E. Peck	2016	$316,096	$31,083	$52,687	$62,922	$462,788
President & CEO	2015	$316,098	—	—	$66,448	$382,546
	2014	$308,570	—	$79,019	$65,169	$452,758

Billy C. Duvall	2016	$194,964	$19,171	$32,489	$19,758	$266,382
Treasurer & CFO	2015	$194,964	—	—	$19,450	$214,414
	2014	$190,322	—	$48,743	$15,333	$254,398

Michael L. Woolfolk	2016	$236,888	$23,294	$39,480	$73,015	$372,677
Chief Operating Officer	2015	$236,888	—	—	$38,125	$275,013
Secretary of Board	2014	$231,248	—	$59,218	$36,805	$327,271

Keith Bennett	2016	$178,415	$21,991	$5,005	$39,566	$244,977
Montgomery Co.	2016	$177,425	$20,288	$5,005	$26,834	$229,552
Market President	2014	$175,848	$6,333	$5,003	$23,751	$210,935

Bailey C. Knight (4)	2016	$182,645	$5,168	$5,001	$14,353	$207,167
Chief Credit Officer

(1)	Mr. Bennett’s 2016, 2015 and 2014 bonuses and Mr. Knight’s 2016 bonus were earned as a result of obtaining goals in the Company’s loan officer incentive plan available to all loan officers.
(2)

Restricted stock awards approved by the Compensation Committee under the 2013 Plan that was approved at the 2013 Annual Meeting of Shareholders may vest over a three or four year period at a rate of 33.3% per year or 25% per year, respectively. All awards granted to the named executive officers were granted under the 2013 Plan. With the exception of Mr. Bennett and Mr. Knight, whose restricted stock awards vest over a four year period, all restricted stock awards granted to Named Executive Officers under the 2013 Plan in 2014 and 2016 vest over a three year period. Under the 2013 Plan, vesting is accelerated upon a change in control, the exercise of eligible options, the death or termination of employment without cause of the grant recipient. For Messrs. Peck, Duvall and Woolfolk, the Committee granted restricted stock awards totaling 4,844 shares, 2,765 shares and 3,360 shares, respectively on January 20, 2017. For Messrs. Peck, Duvall, Woolfolk and Foley the Committee granted restricted stock awards totaling 6,812 shares, 4,202 shares, 5,105 shares, 4,119 shares, respectively on June 18, 2014. The Committee granted a restricted stock award of 428 shares to Mr. Bennett on July 1, 2014, 385 shares on April 27, 2015 and 441 shares on April 25, 2016. The committee granted a restricted stock award of 436 shares to Mr. Knight on April 4, 2016. The grant date fair value of the awards shown in the above table was computed in accordance with FASB ASC TOPIC 718 and represents the total projected expense to the Company of awards made in 2014, 2015 and 2016.

(3)

Includes Company matching contributions under our 401(k) plan of up to 4% of base salary and an additional 4% contribution made to all employees in 2014. In 2014, the Company’s matched a total of $20,800, $16,582, $20,191 and $14,759, for Messrs. Peck, Duvall, Woolfolk and Bennett, respectively. In 2016, the Company’s benefit for participation in the ESOP for Messrs. Peck, Woolfolk, Duvall, Knight and Bennett was $19,207, $19,207, $17,888, $13,810 and $16,605, respectively. In 2015, the Company’s benefit for participation in the ESOP for Messrs. Peck, Woolfolk, Duvall and Bennett was $20,063, $20,063, $17,398 and $15,527, respectively. Mr. Peck was paid $9,340 for the Company’s use of a building he owns. Also included in this column are amounts for a life insurance policy that includes accidental death and disability and long term disability plan provided to all full time employees equal to three times the employee’s base compensation (up to $500,000 maximum coverage) and payments on Mr. Peck’s behalf of $3,428 and Mr. Bennett’s behalf of $12,856 for local country club memberships. The column titled other expenses also includes the lease payment of $11,448 on an automobile provided to Mr. Peck. In 2016, Messrs. Peck and Woolfolk received fees paid to the as Board of Directors of the Company totaling $16,075 and 15,300, respectively. In 2015, Messrs. Peck and Woolfolk received fees paid to the as Board of Directors of the Company totaling $15,300 each. In 2014, Messrs. Peck and Woolfolk received fees paid to them as Board of Directors of the Company totaling $14,700 each. The column also includes amounts of previously unpaid dividends and 5% interest on the unpaid dividends on restricted stock that vested in 2016.

(4)	Mr. Knight was appointed Chief Credit Officer on January 15, 2016.

Grant of Plan - Based Awards

The following table sets forth the plan-based grants made during the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014.

Name	Grant Date(1)	Estimated future payouts under Non-Equity Incentive Plan Awards	Estimated future payouts under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock(2)(3)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Stock and Option Awards	Grant Date Fair Value of Stock and Option Awards(4)

Michael L. Woolfolk	1/20/2016	N/A	N/A	3,360	(2)	N/A	$11.75	$39,480
	6/18/2014	N/A	N/A	5,105	(2)	N/A	$11.60	$59,218

Billy Duvall	1/20/2016	N/A	N/A	2,765	(2)	N/A	$11.75	$32,489
	6/18/2014	N/A	N/A	4,202	(2)	N/A	$11.60	$48,743

Bailey Knight	4/04/2016	N/A	N/A	436	(3)	N/A	$11.47	$5,001
	4/02/2015	N/A	N/A	386	(3)	N/A	$12.97	$5,006
	7/01/2014	N/A	N/A	428	(3)	N/A	$11.69	$5,003

Keith Bennett	4/25/2016	N/A	N/A	441	(3)	N/A	$11.35	$5,005
	4/27/2015	N/A	N/A	385	(3)	N/A	$13.00	$5,005
	6/18/2014	N/A	N/A	428	(3)	N/A	$11.69	$5,003

(1)

The Compensation Committee granted Messrs. Peck, Woolfolk and Duvall restricted stock awards on June 18, 2014 and January 20, 2016. The Compensation Committee granted Mr. Bennett restricted stock awards on April 25, 2016, April 27, 2015 and June 18, 2014. The Compensation Committee granted Mr. Knight restricted stock awards on April 4, 2016, April 27, 2015 and June 18, 2014. All awards were granted under the 2013 Plan.

(2)

Restricted stock awards approved by the Compensation Committee and awarded to Messrs. Peck, Woolfolk and Duvall vest over a three year period at a rate of 33.3% per year. Under the 2013 Plan, vesting is accelerated upon a change in control, the exercise of eligible options, the death or termination without cause of the grant recipient.

(3)

Restricted stock awards approved by the Compensation Committee under the 2013 Plan and awarded to Messrs. Bennett and Knight restricted stock grants vest over a four year period at a rate of 25% per year. Under the 2013 Plan, vesting is accelerated upon a change in control, the death of the recipient or termination without cause of the grant recipient.

(4)

The grant date fair value of the awards shown in the above table was computed in accordance with FASB ASC Topic 718 and represents the total projected expense to the Company of awards made in 2014, 2015 and 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards as of December 31, 2016. All outstanding restricted stock awards have been issued under the 2013 Plan.

Name	Underlying Unexercised Options Exercisable	Underlying Unexercised Options Unexercisable	Exercisable Option Exercise Price	Unexercisable Option Exercise Price	Number of Shares that have not vested		Value of Shares that have not Vested (1)

John E. Peck
2014 Restricted Stock Award	—	—	—	—	2,269	(2)	$30,541
2016 Restricted Stock Award	—	—	—	—	4,484	(3)	$60,355

Michael L. Woolfolk
2014 Restricted Stock Award	—	—	—	—	1,700	(2)	$22,882
2016 Restricted Stock Award	—	—	—	—	3,360	(3)	$45,226

Billy C. Duvall
2014 Restricted Stock Award	—	—	—	—	1,400	(2)	$18,844
2016 Restricted Stock Award	—	—	—	—	2,765	(3)	$37,217

Bailey Knight
2013 Restricted Stock Award	—	—	—	—	115	(4)	$1,548
2014 Restricted Stock Award	—	—	—	—	214	(5)	$2,880
2015 Restricted Stock Award	—	—	—	—	289	(6)	$3,890
2016 Restricted Stock Award	—	—	—	—	436	(7)	$5,869

Keith Bennett
2013 Restricted Stock Award	—	—	—	—	115	(4)	$1,548
2014 Restricted Stock Award	—	—	—	—	214	(5)	$2,880
2015 Restricted Stock Award	—	—	—	—	289	(8)	$3,890
2016 Restricted Stock Award	—	—	—	—	441	(9)	$5,936

(1)	The fair market value of the Company’s common stock price at the end of the fiscal year was $13.46 per share.
(2)	Remaining unvested shares that will vest on June 15, 2017.
(3)	Remaining unvested shares that will vest 33.3% on January 20, 2017, 33.3% on January 20, 2018 and 33.4% on January 20, 2019.
(4)	Remaining unvested shares that will vest on July 1, 2017.
(5)	Remaining unvested shares that will vest 50% on July 1, 2017 and 50% on July 1, 2018.
(6)	Remaining unvested shares that will vest 33.3% on April 2, 2017, 33.3% on April 2, 2018 and 33.4% on April 2, 2019.
(7)	Remaining unvested shares that will vest 25% on April 4, 2017, 25% on April 4, 2018, 25% on April 4, 2019 and 25% on April 4, 2020.
(8)	Remaining unvested shares that will vest 33.3% on April 27, 2017, 33.3% on April 27, 2018 and 33.4% on April 27, 2019.
(9)	Remaining unvested shares that will vest 25% on April 25, 2017, 25% on April 25, 2018, 25% on April 25, 2019 and 25% on April 25, 2020.

Option Exercises and Stock Vested

The following table sets forth exercised options and vested awards for the fiscal year ended December 31, 2016.

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)

John E. Peck	N/A	N/A	5,894	$69,924
Billy C. Duvall	N/A	N/A	2,834	$34,131
Michael L. Woolfolk	N/A	N/A	3,442	$41,453
Keith Bennett	N/A	N/A	319	$3,693
Bailey Knight	N/A	N/A	320	$3,722

(1)	In 2016, the Compensation Committee did not grant any options.
(2)	Represents the number of shares of restricted stock vested in 2016.
(3)

For Mr. Peck, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock at June 20, 2016 and July 1, 2016 with a weighted average price of $11.86 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. For Messrs. Woolfolk and Duvall, the dollar realized on vesting shares was computed using the closing price of the Company’s common stock on June 20, 2016, and July 1, 2016, with a weighted average price of $11.83 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. For Mr. Bennett, the dollar realized on vesting shares was computed using the closing price of the Company’s common stock on April 27, 2016 and July 1, 2016, which was a weighted average price of $11.85 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. For Mr. Knight, the dollar realized on vesting shares was computed using the closing price of the Company’s common stock on April 2, 2016 and July 1, 2016, which was a weighted average price of $11.63 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year

The following table sets forth exercised options and vested awards for the fiscal year ended December 31, 2015.

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)

John E. Peck	N/A	N/A	8,140	$98,783
Billy C. Duvall	N/A	N/A	2,834	$34,131
Michael L. Woolfolk	N/A	N/A	3,442	$41,453
P. Michael Foley	N/A	N/A	3,122	$38,302
Keith Bennett	N/A	N/A	223	$2,654
Bailey Knight	N/A	N/A	223	$2,654

(1)	In 2015, the Compensation Committee did not grant any options.
(2)	Represents the number of shares of restricted stock vested in 2015.
(3)

For Mr. Peck, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock at June 15, 2015, June 19, 2015, and July 1, 2015 with a weighted average price of $12.14 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. For Mr. Foley, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock on June 20, 2015, and July 1, 2015, with a weighted average cost of $12.27 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. For Messrs. Woolfolk and Duvall, the dollar realized on vesting shares was computed using the closing price of the Company’s common stock on June 18, 2015, and July 1, 2015, with a weighted average price of $12.04 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. For Messrs. Bennett and Knight, the dollar realized on vesting shares was computed using the closing price of the Company’s common stock on July 1, 2015, which was $11.90 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year.

EQUITY COMPENSATION PLANS

2013 Long-Term Incentive Plan. Pursuant to the 2013 Plan, which was approved at the 2013 Annual Meeting of Stockholders, 300,000 shares of Common Stock (subject to adjustment as provided for in the 2013 Plan) are available for issuance pursuant to a variety of awards, including options, share appreciation rights, restricted shares, restricted share units, deferred share units, and performance-based awards. The purpose of the 2013 Plan is to attract, retain and motivate select employees, officers, directors, advisors and consultants of the Company and its affiliates and to provide incentives and rewards for superior performance. The Compensation Committee did not make any restricted stock awards to non-employee directors during years ended December 31, 2015, and December 31, 2016. At December 31, 2016, the Company has issued 58,086 restricted stock awards under the 2013 Plan and may issue another 241,914 shares under the 2013 Plan.

The following table provides information as of December 31, 2016, with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders

2013 Plan	300,000	—	241,914

Equity compensation plans not approved by shareholders	—	—	—

Total	300,000	—	241,914

DIRECTOR COMPENSATION

The following table sets forth the compensation received by the Company’s Board of Directors for the year ending December 31, 2016.

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation (2)	Total(3)
Robert Bolton	$5,100	—	N/A	—	$5,100
Harry J. Dempsey	$33,325	—	N/A	—	$33,325
Joseph Solomon (4)	$7,875	—	N/A	—	$7,875
Thomas I. Miller	$27,750	—	N/A	$5,400	$33,150
Ted S. Kinsey	$22,375	—	N/A	$5,400	$27,775
Steve Hunt	$24,125	—	N/A	—	$24,125
Clay Smith	$23,425	—	N/A	—	$23,425
John Peck (5)	$16,075	—	N/A	—	$16,075
Michael Woolfolk (5)	$15,300	—	N/A	—	$15,300
Richard Perkins	$21,600	—	N/A	—	$21,600

(1)

Members of the Board of Directors of the Company receive fees in their capacity as such. Messrs. Peck and Woolfolk, as Directors who are employed by the Company and the Bank receive additional compensation of $1,275 per month for their service as a director.

(2)	Cash payments to Directors of the Company for the participation in local Community Boards.
(3)

Includes a $500 monthly retainer and, with the exception of Board Chairman Dempsey, an additional $775 per month for each Bank board meeting attended. The Chairman of the Board receives $1,025 per month for each Bank board meeting attended. In addition, each non-employee board member receives $350 for committee meetings attended. Messrs. Kinsey and Miller also serve as community board members for the Bank. Community board members serve on non-voting advisory boards in their local communities of residence or influence. Messrs. Kinsey and Miller receive a monthly retainer of $450 as a community board member.

(4)	Mr. Solomon resigned from the Board of Directors on March 15, 2017.
(5)	Messrs. Peck and Woolfolk are employees of the Company. Their Board Compensation is also included in the “Other Compensation” section of the Named Executive Officer portion of this Proxy Statement.

During the year ended December 31, 2016, the Company’s Directors’ fees totaled $254,300, which included cash payments of $23,500 and $23,050 to two Directors of the Bank who are not Directors of the Company. The Compensation Committee annually reviews and makes recommendations regarding director compensation. These recommendations are based upon, among other things, the Committee’s consideration of compensation paid to directors of comparable financial institutions.

Other Benefits. Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We also provide our directors with customary directors and officers liability insurance.

Potential Payments Upon a Change In Control or Termination

The following table quantifies the estimated change in control payment that would have been payable to each named executive officer assuming a change in control or involuntary termination without cause had occurred on December 31, 2016, and other requirements for payment had been met. The Company is not required to make any payments to executive officers upon their voluntary termination or termination with cause.

	Cash Severance	Restricted Stock Accelerated (1)	Tax Payments (2)	Total
John Peck
Change of Control	$916,678	90,896	453,408	1,460,983
Involuntary termination without cause	790,240	90,896	396,511	1,277,647

Billy Duvall
Change of Control	565,396	56,061	—	621,457
Involuntary termination without cause	487,410	56,061	—	543,471

Michael Woolfolk
Change of Control	686,975	68,108	339,787	1,094,870
Involuntary termination without cause	592,220	68,108	297,147	957,475

Keith Bennett
Change of Control	—	—	—	—
Involuntary termination without cause	59,260	14,254	—	73,514

(1)	Assumes the immediate vesting of all unvested restricted stock upon a change in control using the fair market value of our Common Stock at December 31, 2016, of $13.46.
(2)

Represents taxes associated with “excess parachute payments.” These taxes include any excise tax imposed under Section 4999 of the Internal Revenue Code as well as any federal, state or local tax resulting from the excise tax payment. For Messrs. Peck and Woolfolk, a combined tax rate for federal, state, and local taxes of 45% is used in this calculation.

CERTAIN TRANSACTIONS

Our directors, executive officers, and members of their immediate families, as well as organizations with which such persons are affiliated, were customers of Heritage Bank during 2016. All loans to our related persons – as defined in Instruction 1 to item 404(a) of Regulation S-K were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those provided at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended December 31, 2016, the Committee met eight times, and the Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and independent auditors prior to the public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Public Company Accounting Oversight Board Rules, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function within the organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended and adopted by the PCAOB in Rule 3200T, and with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee received reports throughout the year on the progress of the review of the Company’s internal controls for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder. The Committee will continue to obtain updates by management on the process and will review management’s and the independent auditors’ evaluation of the Company’s system of internal controls.

The Audit Committee, or its Chairman, met with, or held telephonic discussions with, the independent auditors and management prior to release of Company quarterly and annual financial information or the filing of any such information with the Securities and Exchange Commission. The Committee also reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2016, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission. The Committee recommends the reappointment of Carr, Riggs & Ingram, LLC as the independent auditors for the Company.

The Audit Committee annually reviews its charter, reports to the Board of Directors on its performance and conducts a Committee self-assessment process.

Respectfully submitted on April 7, 2017.

Richard Perkins, Chairman
Ted S. Kinsey
Thomas I. Miller

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that during the year ended December 31, 2016, all such filing requirements were complied in a timely manner with the exception of a disclosure for Form 4 filings for Richard Perkins for the purchase of common shares of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Carr, Riggs & Ingram, LLC, served as the Company’s independent registered public accounting firm for the year ended December 31, 2016. Rayburn | Fitzgerald, PC, served as the Company’s independent registered public accounting firm for the year ended December 31, 2015. The Audit Committee has renewed the Company’s arrangement with Carr, Riggs & Ingram, LLC, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, subject to ratification of the appointment at the Annual Meeting. A representative of Carr, Riggs & Ingram, LLC, is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires.

Changes in Registrant’s Independent Registered Public Accounting Firm

On December 21, 2016, the Company was informed by its independent registered public accounting firm, Rayburn | Fitzgerald PC, that its business had been acquired by Carr, Riggs & Ingram, LLC (“CRI”) effective immediately (the “Acquisition”). As a result of the Acquisition, Rayburn | Fitzgerald PC requested the Company’s consent to the assignment to CRI of an engagement letter prepared by Rayburn | Fitzgerald PC, with the Company dated March 31, 2016.

On December 28 2016, the Company filed a Current Report on Form 8-K because the Acquisition may be considered to constitute a resignation by Rayburn | Fitzgerald PC as its independent registered public accounting firm and to report the potential engagement of CRI as its independent registered public accounting firm. On December 23, 2016, the Company’s Audit Committee unanimously agreed to consent to the assignment of the engagement letter originally from Rayburn | Fitzgerald to CRI.

The audit reports of Rayburn | Fitzgerald PC regarding the Company’s financial statements for the fiscal years ended December 31, 2015, 2014 and 2013 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope of accounting principles.

During the fiscal years ended December 31, 2015, 2014 and 2013 and through the date of the Current Report on Form 8-K, there were no disagreements between the Company and Rayburn | Fitzgerald PC, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rayburn | Fitzgerald PC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on such periods. During the fiscal years ended December 31, 2015, 2014 and 2013 and through the date of this Current Report on Form 8-K, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2015, 2014 and 2013 and through the date of this Current Report on Form 8-K, the Company did not consult with CRI with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that CRI concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

Audit Fees and Other Matters

Carr, Riggs & Ingram, LLC, provided audit services to the Company consisting of the annual audit of the Company’s 2016, consolidated financial statements contained in the Company’s Annual Report on Form 10-K and effectiveness of internal control over financial report for the year ended December 31, 2016. Rayburn | Fitzgerald, PC provided audit services to the Company consisting of the annual audit of the Company’s 2015 consolidated financial statements contained in the Company’s Annual Reports on Form 10-K and effectiveness of internal control over financial reporting and reviews of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for 2016 and 2015.

Fee Category	Fiscal Year 2016	% of Total	Fiscal Year 2015	% of Total

Audit Fees	$222,500	84.0%	$200,000	83.3%
Audit-Related Fees	$27,500	10.4%	$25,500	10.6%
Tax Fees	$15,000	5.6%	$14,500	6.1%
All Other Fees	$—	—	$—	—

Total Fees	$265,000	100.0%	$240,000	100.0%

The Audit Committee approved all services provided by Carr, Riggs & Ingram, LLC, and Rayburn | Fitzgerald, PC during 2016 and 2015. Additional details describing the services provided in the categories in the above table are as follows:

Neither Carr, Riggs & Ingram, LLC, nor Rayburn | Fitzgerald, PC provided any services related to the financial information systems design and implementation of the Company during 2016 and 2015.

Audit Fees. These are fees related to professional services rendered in connection with the audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting, reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees. These fees include an audit of the Company’s 401(k) plan.

Tax Fees. These are fees billed for professional services related to the completion of federal and state tax return preparation, state tax research and state tax planning strategies.

All Other Fees: No other fees are noted.

Policy on Pre-approval of Audit and Permissible Non-audit Services

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining audit independence. The Audit Committee is authorized to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

In assessing requests for services by the independent auditors, the Audit Committee considers whether these services are consistent with the auditors’ independence, whether the independent auditors are likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. For 2016 and 2015, non-audit services included only those services described above for “Audit-Related Fees” and “Tax Fees.” All of the audit-related and tax services and related fees were approved in advance by the Audit Committee.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company and the Bank may solicit proxies personally, by telegraph or telephone without additional compensation. Laurel Hill Advisory Group, LLC, (“Laurel Hill”) will assist in the solicitation of proxies. We will pay Laurel Hill $7,500 plus reimbursement of certain out-of-pocket expenses, and will indemnify Laurel Hill against any losses arising out of Laurel Hill’s proxy solicitation services on our behalf. In the event of a contested election, the Company may pay Laurel Hill $37,500 plus reimbursement of certain out-of-pocket expenses.

The Annual Report to Stockholders for the year ended December 31, 2016, including financial statements, is being mailed to all stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated herein by reference.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

The Company’s Certificate of Incorporation provides that due notice of business to be brought before an annual meeting by a stockholder must be delivered to the Secretary of the Company not less than 30 nor more than 60 days prior to the meeting. The Company provided notice of the date of the 2017 Annual Meeting of Stockholders on Current Form 8-K filed with the SEC on February 26, 2017. Prior to the date of the meeting, in which event the Certificate of Incorporation provides due notice of business to be brought before the meeting by a stockholder must be so received not later than the close of business on the 10th day following the day on which notice of the day of the meeting was mailed. A stockholder’s notice of new business must also set forth certain information specified in the Company’s Certificate of Incorporation concerning the business the stockholder proposes to bring before the annual meeting. New business may be proposed by any stockholder eligible to vote at an annual meeting, provided the notice is timely and complies with the informational requirements of the Certificate of Incorporation.

To be timely under the Certificate of Incorporation, a stockholder’s proposal for new business in connection with the 2017 Annual Meeting must have been delivered on or before April 17, 2017. With respect to the Annual Meeting and pursuant to SEC rules, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement and form of proxy, by April 17, 2017, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in this Proxy Statement.

Any stockholder who intends to present a proposal for action at the 2018 annual meeting of stockholders, to be held on or about May 16, 2018, must forward a copy of the proposal or proposals to the Company’s Secretary at P.O. Box 537, Hopkinsville, Kentucky 42241-0537. Any such proposal or proposals intended to be presented at the 2018 annual meeting of stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by December 18, 2017.

To be timely under the Certificate of Incorporation, a stockholder’s proposal for new business in connection with the 2018 annual meeting of stockholders must be delivered on or before April 13, 2018. With respect to the 2018 annual meeting of the stockholders and pursuant to SEC rules, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement and form of proxy, by April 16, 2018, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in the proxy statement.

The Company shall not be required to include in its proxy statement and proxy relating to an annual meeting, or to consider and vote upon at any such meeting, any stockholder proposal which does not meet all of the requirements established by the SEC or the Company’s Certificate of Incorporation or Bylaws in effect at the time such proposal is received. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

ANNUAL REPORT ON FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, AS FILED WITH THE SEC, IS AVAILABLE ON THE INTERNET AT www.bankwithheritage.com. STOCKHOLDERS AS OF THE RECORD DATE WILL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, HOPFED BANCORP, INC., P.O. BOX 537, HOPKINSVILLE, KENTUCKY 42241-0537. STOCKHOLDERS ALSO MAY ACCESS A COPY OF THE FORM 10-K, INCLUDING EXHIBITS, ON THE SEC WEBSITE AT www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

MICHAEL L. WOOLFOLK
SECRETARY

Hopkinsville, Kentucky

April 17, 2017

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - Clay Smith	☐	☐	02 - Harry J. Dempsey, MD			☐	☐	03 - Dr. Thomas I. Miller	☐	☐

				For	Against	Abstain				For	Against	Abstain
2.	Ratification of appointment of Carr, Riggs & Ingram, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2017.			☐	☐	☐	3. Non-binding resolution to approve compensation of Named Executive Officers.			☐	☐	☐

4.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — HOPFED BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 17, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of HopFed Bancorp, Inc. (the “Company”) hereby appoints Mark Peebles, with full powers of substitution, as attorney and proxy for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 17, 2017, at 3:00 p.m., local time, and at any and all adjournments thereof, as indicated below and as determined by a majority of the Board of Directors with respect to such other matters as may come before the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING AS TO WHICH THIS PROXY CONFERS DISCRETIONARY AUTHORITY, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting.

The undersigned stockholder acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Annual Meeting, a Proxy Statement, and the Annual Report to Stockholders.

PLEASE ACT PROMPTLY SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 12, 2017.

Vote by Internet
• Go to www.investorvote.com
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Clay Smith	☐	☐	02 - Harry J. Dempsey, MD	☐	☐	03 - Dr. Thomas I. Miller	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of appointment of Carr, Riggs & Ingram, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐	3.	Non-binding resolution to approve compensation of Named Executive Officers.	☐	☐	☐

4.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

HOPFED BANCORP, INC.

VOTING INSTRUCTIONS

SOLICITED ON BEHALF OF THE TRUSTEES OF THE

HOPFED BANCORP, INC. 2015 EMPLOYEE STOCK OWNERSHIP PLAN

Shares of HopFed Bancorp, Inc. (the “Company”) common stock are held by the HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan (the “Plan” or “ESOP”). Shares of the Company’s Common Stock (the “Company Stock”) held by the ESOP are eligible to be counted toward the stockholder vote at the Company’s Annual Meeting of Stockholders to be held at Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 17, 2017, at 3:00 p.m., local time (the “Annual Meeting”). As a participant in the ESOP, you are entitled to instruct the ESOP trustees (the “Trustees”) how to vote the shares of Company Stock allocated to your ESOP account.

As of March 31, 2017, the record date for stockholders entitled to vote at the Annual Meeting, 111,232.466 shares of Company Stock held in the ESOP trust have been allocated to participant accounts. All unearned shares held by the Plan will be voted by the Trustees in the same proportion as the vote by participants who vote their allocated shares. If you do not vote your proxy card, or “abstain” from voting, the shares that otherwise would have been voted in accordance with your instructions will instead be voted in the same proportion as the votes that are received from the Plan participants who do vote. For example, if 75% of ESOP shares vote, and if 90% of those who vote are in favor of a proposal on the proxy card, then the Trustee will report that 90% of the unallocated shares and non-voted held by the ESOP are to be voted in favor of the proposal at the Annual Meeting.

The Trustees are forwarding the 2017 Proxy Statement, Annual Report to Stockholders, and Plan Vote Authorization Form so that you may convey your individual voting instructions to the Trustees on the matters to be considered at the Annual Meeting and on such other business as may properly come before the Annual Meeting or any adjournment thereof. The Company is not aware of any other business to be brought before the Annual Meeting other than as set forth in the accompanying 2017 Proxy Statement. The Company has engaged Computershare as its agent to receive the Plan Vote Authorization Forms completed by Plan participants and to tabulate the results.

In order to direct the voting of your proportionate share of the Company Stock held in the ESOP, you must complete, sign and date the Plan Vote Authorization Form and send it to Computershare in the accompanying self-addressed postage-paid envelope. You may also vote electronically or by telephone in accordance with the electronic voting instructions described in the Plan Vote Authorization Form.

Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company. Once the votes are tallied by Computershare, the results will be sent to the Trustees who will then use the voting instructions to vote the shares of Company Stock in the ESOP as described above.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — HOPFED BANCORP, INC. 2015 EMPLOYEE STOCK OWNERSHIP PLAN VOTE AUTHORIZATION FORM

ANNUAL MEETING OF STOCKHOLDERS

May 17, 2017

This Proxy is solicited on behalf of the Trustees of the HopFed Bancorp, Inc. 2015

Employee Stock Ownership Plan

I understand that I have the right to direct the HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan (the “Plan”) trustees (the “Trustees”) to vote my proportionate interest in the HopFed Bancorp, Inc. common stock (“Shares”) held in my Plan account. I have been advised that my voting instructions are solicited for the Annual Meeting of Stockholders of HopFed Bancorp, Inc. to be held at Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 17, 2017, at 3:00 p.m. (the “Annual Meeting”).

I hereby direct the Trustees to vote my Shares as indicated below:

If any other business is brought before the Annual Meeting, this form will be voted by the Trustees in a manner intended to represent the best interest of participants and beneficiaries of the Plan. At the present time, the Company knows of no other business to be brought before the Annual Meeting.

The Trustees are hereby directed to vote the Shares in my Plan account as indicated on this form. If I do not return this form in a timely manner, no instruction is specified or the form is returned signed without instruction, the Shares will be voted in proportion to the manner in which other participants have voted.

I understand that my voting instructions will be kept confidential. I acknowledge receipt of the Notice of Annual Meeting, Annual Report to Stockholders and Proxy Statement dated April 17, 2017.